Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

International Stem Cell Corporation (“ISCO,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws, as amended (the “Bylaws”). The summary is not complete, and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of 120,000,000 (One Hundred Twenty Million) shares of common stock, $0.001 par value, and 20,000,000 (Twenty Million) shares of preferred stock, $0.001 par value, 5,000,000 of which is designated as Series B Convertible preferred stock (“Series B preferred stock”), 50 of which is designated as Series D Convertible preferred stock (“Series D preferred stock”), 5,000,000 of which is designated as Series G Convertible preferred stock (“Series G preferred stock”), 2,000 of which is designated as Series I-1 Convertible preferred stock (“Series I-1 preferred stock”) and 4,310 of which is designated as Series I-2 Convertible preferred stock (“Series I-2 preferred stock” and, together with the Series I-1 preferred stock, the “Series I preferred stock”).

Our Board of Directors is authorized to establish one or more series of preferred stock and to set the powers, preferences and rights, as well as the qualifications, limitations or restrictions, of such series.  These rights of the series of preferred stock may include, without limitation, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and liquidation preferences.

Listing

Our common stock is quoted on the OTCQB under the symbol “ISCO.”  Our preferred stock is not listed or quoted on any market.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Except as otherwise provided by law, our Certificate of Incorporation or our Bylaws, matters will generally be decided by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Our stockholders do not have the right to vote cumulatively.

Rights upon Liquidation

Subject to any preferential rights of outstanding shares of preferred stock, upon any liquidation or dissolution of ISCO, holders of our common stock are entitled to share pro rata in all remaining assets legally available for distribution to stockholders.

Dividend Rights

Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor.

Other Rights and Preferences

Exhibit 4.7

Our common stock has no sinking fund, redemption provisions, or preemptive, conversion, or exchange rights. There are no restrictions on transfer of our common stock, except as required by law.

Board of Directors

Our Bylaws provide that, subject to the rights of any holders of any series of preferred stock authorized, the authorized number of directors shall be fixed from time to time by a resolution duly adopted by the Board of Directors.

Our Bylaws provide that, subject to the rights of any holders of any series of preferred stock authorized, directors may be removed with or without cause by the affirmative vote of the holders of two-thirds of the shares entitled to vote at an election of directors.

Our Bylaws provide that a vacancy on the Board of Directors resulting from an increase in the number of authorized directors or death, resignation, retirement, disqualification, removal or other causes shall be filled by a majority of the directors then in office.

Certain Anti-Takeover Effects

Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect.

Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Our Certificate of Incorporation contains a provision electing to “opt-out” of Section 203.

Advance Notice and Proxy Access Provisions. Our Bylaws require timely advance notice for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. The chair of the annual meeting has the ability to determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of our Bylaws, and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Special Meetings. Special meetings of stockholders may be called at any time by the Chair of the Board, the Chief Executive Officer, the President or two or more members of our Board of Directors.

Stockholder Action by Written Consent without a Meeting. Our Bylaws provides that action may be taken by the stockholders by written consent and specify certain requirements regarding the form and content of a stockholder’s notice who desires to take such action.

Exhibit 4.7

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Transfer Agent and Registrar

Securities Transfer Corporation is the transfer agent for our common stock.